Incorporated under the laws of the State of Colorado
Number   Shares

KINGDOM VISION NETWORK INC.

This certifies that       is the registered holder of          shares

KINGDOM VISION NETOWRK, INC.  FULLY PAID AND NON-ASSESSABLE SERIES B
COMMON STOCK

Transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to
be hereunto affixed this   day of          A.D.

SECRETARY                       PRESIDENT